Exhibit 12

ALCO Stores, Inc.
Same-Store Sales and Gross Margin
(amounts in thousands except average basket and gross margin percentage)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	November 3, 2013	October 28, 2012	November 3, 2013	October 28, 2012

Sales	$101,101	$104,134	$327,646	$332,609
Customer transactions	4,373	4,554	13,608	14,321
Average basket	$23.12	$22.86	$24.08	$23.22

Gross Margin	$26,404	32,899	$96,595	$105,199
Gross margin percentage	25.8%	31.1%	29.1%	31.1%

(1)	Same-stores are those stores which were open at the end of the reporting period, had reached their fourteenth month of operation, and include store locations, if any, that had experienced a remodel, an expansion, or relocation. Same-stores also include the Company's transactional website.
(2)	Same-store results exclude the Company's two fuel center locations.
(3)	Average basket is calculated by dividing sales by customer transactions.
(4)	Gross margin percentage is defined as sales less cost of sales, expressed as a percentage of sales.